UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 12, 2021
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GOLDEN ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)
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Minnesota	000-24993	41-1913991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6595 S Jones Boulevard,
Las Vegas, Nevada		89118
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (702) 893-7777
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GDEN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On October 12, 2021, Golden Entertainment, Inc. (the “Company”) entered into the Incremental Joinder Agreement No. 3 and First Amendment to First Lien Credit Agreement (the “Incremental Joinder”), by and among the Company, the subsidiary guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”). The Incremental Joinder relates to that certain First Lien Credit Agreement, dated as of October 20, 2017, by and among the Company, the subsidiary guarantors party thereto, the lenders party thereto, the Agent, JPMorgan Chase Bank, N.A., as collateral agent, and the other parties thereto, with respect to a $1 billion senior secured first lien credit facility (consisting of term loans in an initial principal amount of $800 million and a $200 million revolving credit facility) (as amended, the “First Lien Facility”). The Incremental Joinder provides for, among other things: (1) an increase in the size of the revolving credit facility under the First Lien Facility from $200 million to $240 million and (2) an extension of the maturity date of the revolving credit facility under the First Lien Facility from October 20, 2022 to April 20, 2024.
The term loans under the First Lien Facility mature on October 20, 2024 and as of September 30, 2021, the Company had $675 million in principal amount of outstanding term loan borrowings with a weighted-average interest rate of 3.75%. The revolving credit facility under the First Lien Facility was undrawn as of September 30, 2021. Borrowings under the revolving credit facility bear interest, at the Company’s option, at either (1) a base rate (based on the greatest of the federal funds rate plus 0.50%, the administrative agent’s prime rate, or one-month LIBOR plus 1.00%), subject to a floor of 1.00%, or (2) the LIBOR rate for the applicable interest period, in each case plus an applicable margin ranging from 1.50% to 2.00% for base rate loans and 2.50% to 3.00% for LIBOR rate loans, based on the Company’s net leverage ratio. The commitment fee for the revolving credit facility is payable quarterly at an annual rate of 0.375% based on the Company’s current net leverage ratio. Borrowings under the First Lien Facility are guaranteed by each of the Company’s existing and future wholly owned domestic subsidiaries (other than certain immaterial or unrestricted subsidiaries), and are secured by substantially all of the present and future assets of the Company and the guarantors (subject to certain exceptions). Under the First Lien Facility, the Company and its restricted subsidiaries are subject to certain customary limitations, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Certain of the lenders under the First Lien Facility, and their respective affiliates, may in the future perform for the Company and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.
The foregoing description of the Incremental Joinder does not purport to be complete and is qualified in its entirety by the full text of such agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

10.1
Incremental Joinder Agreement No. 3 and First Amendment to First Lien Credit Agreement, dated as of October 12, 2021, by and among Golden Entertainment, Inc. (as the borrower), the subsidiaries of Golden Entertainment, Inc. party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. (as administrative agent).

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLDEN ENTERTAINMENT, INC.
(Registrant)

Dated: October 14, 2021	/s/ Charles H. Protell
	Name:	Charles H. Protell
	Title:	President and Chief Financial Officer